Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “PISHPOSH, INC.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF OCTOBER, A.D. 2022, AT 5:29 O'CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

6509225 8100	Authentication: 204663075
SR# 20223812614	Date: 10-20-22
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:29 PM 10/19/2022
FILED 05:29 PM 10/19/2022
SR 20223812614 - File Number 6509225

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PISHPOSH, INC.

PishPosh, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”).

DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is PishPosh, Inc.

SECOND: That the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 16, 2021, as amended by that certain Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 9,2022 (as amended, the “Certificate of Incorporation”).

THIRD: That the Board of Directors of the Corporation has duly adopted resolutions proposing to amend and restate the Certificate of Incorporation, and that said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. This Second Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation.

FOURTH: That the text of the Second Amended and Restated Certificate of Incorporation is hereby restated and further amended to read in its entirety as set forth in Exhibit A attached hereto.

FIFTH: That the text of the Certificate of Designation of the Series A Preferred Stock is hereby restated and further amended to read in its entirety as set forth in Exhibit B attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 20th day of October, 2022.

PishPosh, Inc.

By:	/s/ Jesse Sutton
Jesse Sutton, Chief Executive Officer

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PISHPOSH, INC.

The name of this corporation is PishPosh, Inc, (the “Corporation”).

Article I.

The address of the registered office of this Corporation in the State of Delaware is 874 Walker Road, Suite C, in the City of Dover, County of Kent, zip code 19904, The name of the registered agent of the corporation at that address is United Corporate Services, Inc.

Article II.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

Article III.

A.       The total number of shares that this Corporation is authorized to issue is One hundred ten million (110,000,000) shares, par value $0,000001 per share, of which one hundred million (100,000,000) shares shall be designated common stock and ten million (10,000,000) will be preferred stock, which initially shall be undesignated as to series. Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock, and herein designated Series A Preferred Stock. Twenty thousand (20,000) shares of Preferred Stock shall be designated as Series A Preferred Stock and shall have the rights set forth in Certificate of Designation annexed hereto as Exhibit B.

B.         Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock and Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

C.         Upon the liquidation, dissolution or winding of this Corporation, the assets of this Corporation shall be distributed as provided in Article III.

D.         Except as may otherwise be provided in a written agreement between the Corporation and a holder of Common Stock or the Bylaws of this Corporation, neither the Corporation nor the holders of Common Stock shall have the unilateral right to call or redeem or cause to have called or redeemed any shares of Common Stock.

E.       The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, that except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law.

Article IV.

A.       Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws of the Corporation.

B.       Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the stockholders of the Corporation are expressly authorized to adopt, amend and repeal the Bylaws of the Corporation by the affirmative vote of a majority of the outstanding shares entitled to vote thereon.

Article V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

A.       The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

B.         The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by resolutions adopted by the Board of Directors.

C.         Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

D.       Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of this Amended and Restated Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of Section 242(b)(2) of the Delaware General Corporation Law shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

Article VI.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three- fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Article VII.

To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article VII shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal. This Article VII does not affect the availability of equitable remedies for breach of fiduciary duties.

Article VIII.

A.        Forum Selection. Subject to the last sentence in this Article VIII(A), and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law or this Amended and Restated Certificate or the By-Laws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Article VIII(A) will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

B.       Consent to Jurisdiction. If any action the subject matter of which is within the scope of Article VIII(A) immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article VIII(A) immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C.       Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article VIII (including, without limitation, each portion of any sentence of this Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

D.       Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article VIII.

Article XI.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

*           *           *

EXHIBIT B

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

PISHPOSH, INC.

1..            Definitions. With respect to the Series A Preferred Stock, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Series A Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Series A Holder will be deemed to be an Affiliate of such Series A Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(ii)(d).

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designations” shall have the meaning set forth in the preamble.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, L.P, (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by the Series A Holders holding a majority of the then-outstanding Series A Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P,, the average of the bid prices of any market makers for such security as reported on the any over the counter market operated by OTC Markets Group, Inc, If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined in good faith by the Board of Directors of the Corporation and the Holders of a majority of the then outstanding shares of Series A Preferred Stock.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Corporation, par value $0,00001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(i).

“Conversion Ratio” for each share of Series A Preferred Stock shall be one thousand (1,000) shares of common stock for every one (1) share of Series A Preferred Stock.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the provisions of Section 6 hereof.

“Corporation” shall have the meaning set forth in the preamble.

“DWAC Delivery” shall have the meaning set forth in Section 6(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(ii).

“Notice of Conversion” shall have the meaning set forth in Section 6(i).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in the preamble.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Holder” means any holder of Series A Preferred Stock.

“Series A Preferred Stock” shall have the meaning set forth in the preamble.

“Series A Preferred Stock Register” shall have the meaning set forth in Section 2(ii).

“Share Delivery Date” shall have the meaning set forth in Section 6(iii)(a).

“Stated Value” shall mean $1,000.

2.             Number and Designation: Assignment.

(i)       The number of shares designated as Series A Preferred Stock shall be 20,000, Such number shall not be subject to increase without the written consent of the Series A Holders holding a majority of the then-issued and outstanding Series A Preferred Stock.

(ii)       The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series A Preferred Stock Register”), in the name of the Series A Holders thereof from time to time. The Corporation may deem and treat the registered Series A Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Series A Holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Series A Holder, in each case, within three Business Days.

(iii)       Dividends. Series A Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A Preferred Stock equal (on an as-if-converted-to-Common- Stock basis) to and in the same form as dividends (other than dividends in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends in the form of Common Stock) are specifically declared by the Board of Directors of the Corporation to be payable to the holders of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series A Preferred Stock; and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence. For so long as any Series A Preferred Stock is outstanding, dividends may not be paid in the form of Common Stock without the written consent of the Series A Holders holding a majority of the then issued and outstanding Series A Preferred Stock.

3.             Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series A Preferred Stock shall have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A Preferred Stock, (a) disproportionally alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designations, (b) amend its certificate of incorporation or other charter documents in any manner that disproportionally adversely affects any rights of the Holders, (c) increase or decrease the number of authorized shares of Series A Preferred Stock or (d) enter into any agreement with respect to any of the foregoing. Except as may otherwise be provided by any applicable provision of the Delaware General Corporation Law, any action required or permitted to be taken at a meeting of the Holders may be taken without a meeting if, before or after the action, a written consent thereto is signed by Holders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. In no instance where action is authorized by written consent need a meeting of stockholders be called or noticed.

4.             Rank; Liquidation. Upon liquidation, dissolution or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, each Series A Holder shall be entitled to receive the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares of Series A Preferred Stock if such shares had been converted to Common Stock immediately prior to such Liquidation (without giving effect for such purposes to the Beneficial Ownership Limitation set forth in Section 6(ii), subject to the preferential rights of holders of any senior securities of the Corporation.

5.            .Conversion.

(i)       Conversion at Option of Holder. Each share of Series A Preferred Stock shall be convertible, at any time and from time to time from and after the date of issuance, at the option of the Series A Holder thereof, into a number of shares of Common Stock determined in accordance with the Conversion Ratio, Except for a conversion following a Fundamental Transaction or following a notice provided for under Section 7(iv)(b), Series A Holders shall exercise the option to convert by providing the Corporation with a written Notice of Conversion (a “Notice of Conversion”), duly completed and executed. Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the requested conversion, the number of shares of Series A Preferred Stock owned subsequent to the requested conversion and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Series A Holder delivers such Notice of Conversion to the Corporation (the “Conversion Date”), If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Business Day that the Corporation receives the Notice of Conversion, Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program and the applicable Conversion Shares are either registered for resale or eligible for resale without restriction pursuant to Rule 144 of the Securities Act, the Notice of Conversion may specify, at the Series A Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Series A Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”), The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(ii)       Beneficial Ownership Limitation.

(a)       Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series A Preferred Stock, and a Series A Holder shall not have the right to convert any portion of its Series A Preferred Stock, to the extent that, after giving effect to an attempted conversion, such Series A Holder (together with such Series A Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Series A Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Series A Holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below).

(b)       For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Series A Series A Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock subject to conversion with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series A Preferred Stock beneficially owned by such Series A Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Series A Holder or any of its Affiliates (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission.

(c)       To the extent that the limitation contained in this Section 6(ii) applies, the determination of whether the Series A Preferred Stock may be converted (in relation to other securities owned by the Series A Holder together with any Affiliates) and of which portion of its Series A Preferred Stock may be converted shall be in the sole discretion of the Series A Holder and the submission of a Notice of Conversion shall be deemed to be such Series A Holder’s determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such Series A Holder together with any Affiliates) and how many shares of the Series A Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation, For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Series A Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent public filing with the Commission, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Series A Holder setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon the written or oral request of a Series A Holder (which may be by email), the Corporation shall, within two (2) Business Days of such request, confirm orally and in writing to such Series A Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, by such Series A Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Series A Holder.

(d)       The “Beneficial Ownership Limitation” shall be 9,99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion (to the extent permitted pursuant to this Section). The Series A Holder, upon not less than 61 days’ prior notice to the Corporation, may decrease or (in the event that that the Beneficial Ownership Limitation is subsequently reduced) increase the Beneficial Ownership Limitation provisions of this Section, provided that the Beneficial Ownership Limitation in no event exceeds 9,99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon the conversion the Series A Preferred Stock held by the Series A Holder and the provisions of this Section shall continue to apply. Any such decrease will be effective immediately or upon such other date designated by the Series A Holder, with respect to such Series A Holder, Any such increase will not be effective until the 61st day after such notice is delivered to the Corporation and shall only be effective with respect to such Series A Holder. The provisions of this Section shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained and the shares of Common Stock underlying the Series A Preferred Stock in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Series A Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. If the application of the Beneficial Ownership Limitation would prevent the issuance of Common Stock or Common Stock Equivalent to Holder, then such right to receive Common Stock or Common Stock Equivalent will be held in abeyance until Holder notifies the Corporation that such shares of Common Stock or Common Stock Equivalent may be delivered without violating the Beneficial Ownership Limitation.

(iii)       Mechanics of Conversion.

(a)       Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than two Business Days after the applicable Conversion Date (the “Share Delivery Date”), the Corporation shall (a) deliver, or cause to be delivered, to the converting Series A Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Preferred Stock or (b) in the case of a DWAC Delivery, electronically transfer such Conversion Shares by crediting the account of the Series A Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Series A Holder by the Share Delivery Date, the applicable Series A Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such Series A Holder any original Series A Preferred Stock certificate delivered to the Corporation and such Series A Holder shall promptly return to the Corporation any Common Stock certificates or otherwise direct the return of any shares of Common Stock delivered to the Series A Holder through the DWAC system, representing the shares of Series A Preferred Stock unsuccessfully tendered for conversion to the Corporation, The Series A Holder shall not be required to surrender the original certificates representing the share(s) of Series A Preferred Stock being converted.

(b)       Obligation Absolute. Subject to Section 6(ii) hereof and subject to a Series A Holder’s right to rescind a Conversion Notice pursuant to Section 6(iii)(a) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Series A Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Series A Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Series A Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Series A Holder in connection with the issuance of such Conversion Shares, Subject to the Beneficial Ownership Limitation herein and subject to a Series A Holder’s right to rescind a Conversion Notice pursuant to Section 6(iii)(a) above, in the event a Series A Holder shall elect to convert any or all of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Series A Holder or any one Person associated or affiliated with such Series A Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to such Series A Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such Series A Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Series A Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series A Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Series A Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to the Beneficial Ownership Limitation herein and subject to Series A Holder’s right to rescind a Conversion Notice pursuant to Section 6(iii)(a) above, issue Conversion Shares upon a properly noticed conversion. If the Corporation fails to deliver to a Series A Holder such certificate or certificates, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6(iii)(a) on or prior to the Share Delivery Date applicable to such conversion (other than a failure caused by incorrect or incomplete information provided by Series A Holder to the Corporation), then, unless the Series A Holder has rescinded the applicable Conversion Notice pursuant to Section 6(iii)(a) above, the Corporation shall pay (as liquidated damages and not as a penalty) to such Series A Holder an amount payable in cash equal to two percent (2%) of the product of (x) the number of Conversion Shares required to have been issued by the Corporation on such Share Delivery Date, (y) the Stated Value and (z) the number of Business Days actually lapsed after such Share Delivery Date during which such certificates have not been delivered, or, in the case of a DWAC Delivery, such shares have not been electronically delivered. Nothing herein shall limit a Series A Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Series A Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that Series A Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Series A Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(c)       Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Series A Holders, not less than one hundred and fifty percent (150%) of the aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Preferred Stock without taking into account any Beneficial Ownership Limitation, The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(d)       Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock, As to any fraction of a share which a Series A Holder would otherwise be entitled to receive upon such conversion, such fraction shall be rounded up or down to the next whole share.

(e)       Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to any Series A Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Series A Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for processing of any Notice of Conversion and provide, at its own expense, any legal opinion requested by the Corporation’s transfer agent or other person in connection with such conversion.

(f)       Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable certificate or certificates by the Share Delivery Date pursuant to Section 6 in the form required by Section 6, and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then as such Holder’s partial remedy against the Corporation and the Corporation’s partial liability in respect of such Buy-In, the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i), For example, if a Holder purchases shares of Common Stock having a total purchase price of $ 11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $ 1,000, The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

(iv)       Status as Stockholder. Upon each Conversion Date, (i) the shares of Series A Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Series A Holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock, the right to rescind such conversion as set forth in Section 6 above, and to any remedies provided herein or otherwise available at law or in equity to such Series A Holder because of a failure by the Corporation to comply with the terms herein. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Preferred Stock.

6.             Certain Adjustments.

(i)        Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues in the event of a reclassification of shares of Common Stock any shares of capital stock of the Corporation, the Conversion Ratio shall be amended so that upon every conversion of Series A Preferred Stock the Series A Holder will receive the same Common Stock and other rights it would have received had it converted the Series A preferred Stock immediately prior to such action. Any adjustment made pursuant to this Section 7(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(ii)       Fundamental Transaction. If, at any time while this Series A Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person (other than a merger in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which all of the Common Stock is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(i) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series A Preferred Stock the Series A Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration, If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Series A Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction, To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file an amendment to this Amended and Restated Certificate of Incorporation or separate certificate of designation with the same terms and conditions and issue to the Series A Holders new preferred stock consistent with the foregoing provisions and evidencing the Series A Holders’ right to convert such preferred stock into Alternate Consideration, The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(ii) and insuring that the Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Series A Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(iii)       Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(i) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series A Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(iv)       Pro Rata Distributions. The Corporation, at any time while the Series A Preferred Stock is outstanding, shall include Holders, on an as-if-converted-to-Common-Stock basis, in all distributions of any kind (including cash and cash dividends) issued to all holders of Common Stock.

(v)       Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(vi)       Notice to Holders.

(a)       Adjustment to Conversion Ratio. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7(iv)(a), the Corporation shall promptly deliver to each Series A Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(b)       Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series A Preferred Stock, and shall cause to be delivered to each Series A Holder at its last address as it shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

7.             Miscellaneous.

(i)       Notices. Any and all notices or other communications or deliveries to be provided by the Series A Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at Chaim Birnbaum, email: charlie@pishposhbaby.com, or such other email number or address as the Corporation may specify for such purposes by notice to the Series A Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email, or sent by a nationally recognized overnight courier service addressed to each Series A Holder at the email number or address of such Series A Holder appearing on the books of the Corporation, or if no such email number or address appears on the books of the Corporation, at the principal place of business of such Series A Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email at the email number specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via email at the email number specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(ii)       Lost or Mutilated Series A Preferred Stock Certificate. If a Series A Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third- party costs as the Corporation may prescribe.

(iii)       Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A Preferred Stock.

(iv)       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

(v)       Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing. This Certificate of Designation may not be amended without the consent of the Holders of the Series A Preferred Stock.

(vi)       Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(vii)       Next Business Dav. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(viii)       Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(ix)       Redemption. The Corporation shall have no right to require a Holder of Series A Preferred Stock to surrender such Series A Preferred Stock for redemption.

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